PRICING SUPPLEMENT DATED JULY 15, 1999                            RULE 424(b)(3)
(TO PROSPECTUS DATED FEBRUARY 3, 1999 AND                     FILE NO. 333-67511
PROSPECTUS SUPPLEMENT DATED FEBRUARY 3, 1999)


                       NEW PLAN EXCEL REALTY TRUST, INC.
                        MEDIUM-TERM NOTES -- FIXED RATE

                              CUSIP NO. 64805E AA0

--------------------------------------------------------------------------------
PRINCIPAL AMOUNT:                         INTEREST RATE:
  $150,000,000                              7.40%

AGENTS' DISCOUNT OR COMMISSION:           ORIGINAL ISSUE DATE:
  $735,000                                  JULY 20, 1999

NET PROCEEDS TO ISSUER:                   STATED MATURITY DATE:
 $148,810,500                               SEPTEMBER 15, 2009

Interest Payment Dates: September 15 and March 15 (beginning September 15, 1999)
--------------------------------------------------------------------------------

Day Count Convention:
[X] 30/360
[ ] Actual/360
[ ] Actual/Actual

Redemption:
[X] The Notes cannot be redeemed prior to the Stated Maturity Date.
[ ] The Notes may be redeemed prior to the Stated Maturity Date.
    Initial Redemption Date:
    Initial Redemption Percentage:
    Annual Redemption Percentage Reduction:       % until Redemption Percentage
      is 100% of the principal amount

Repayment:
[X] The Notes cannot be repaid prior to the Stated Maturity Date.
[ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
    Optional Repayment Date(s):
    Repayment Price:      %

Currency: U.S. Dollars
    Specified Currency (if other than U.S. Dollars):
    Denominations (if other than $1,000 and integral multiples thereof):
      (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount: [ ] Yes  {X} No
    Total Amount of OID:
    Yield to Maturity:
    Initial Accrual Period:

Form:  [X] Book-Entry  [ ] Certificated

Names of Agents:       Salomon Smith Barney Inc.        --   $56,500,000
                       Morgan Stanley Dean Witter       --   $36,000,000
                       Merrill Lynch & Co.              --   $33,000,000
                       Lehman Brothers Inc.             --   $22,000,000
                       Banc One Capital Markets, Inc.   --    $2,500,000

    Agents acting as: [ ] agent  [X] principal (except for Lehman Brothers
                                                Inc., which is acting as agent)
    If as principal:
         [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
         [X] The Notes are being offered at a fixed initial public offering price of 99.697% of principal amount.

    If as agent: (with respect to Lehman Brothers Inc.)
         The Notes are being offered at a fixed initial public offering price of 99.697% of principal amount.

Other Provisions: